Exhibit 99.1

NEWS RELEASE 2901 Butterfield Road Oak Brook, Ill. 60523 www.inlanddiversified.com

Date:        June 7, 2013
Contact:    Joel Cunningham, Inland Marketing & Communications, Inc.
(630) 586-4897 cunninghamj@inlandgroup.com

Inland Diversified Real Estate Trust, Inc. Provides Update on Strategic Plan

Oak Brook, Ill. - Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”) announced today that its Board of Directors has formed a special committee of independent directors to review alternatives for a potential liquidity event for the Company. The special committee has retained Wells Fargo Securities as its financial adviser to assist with the review process.

As previously disclosed, Inland Diversified completed its primary capital raise in August 2012 and fully invested all of its collected capital by December 31, 2012.  The next step in the Company's strategic plan was to discuss a liquidity event for its stockholders. The special committee and the Company's management team intend to meet regularly as the plan progresses.

The Company has not made a decision to pursue any specific liquidity alternative. There is no set timetable for completion of the special committee's review and there can be no assurances that the review process will result in any transaction being announced or completed. The Company does not plan to provide updates or make any further comment on the review process unless and until such time as the Board has approved a specific action or otherwise has determined that further disclosure is appropriate.

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About Inland Diversified Real Estate Trust, Inc.
Inland Diversified Real Estate Trust, Inc. is a public, non-listed real estate investment trust that owns a diversified portfolio of commercial real estate assets in various property categories, including: grocery-anchored shopping centers, necessity-based retail assets, single-tenant office and multi-family assets. As of March 31, 2013, the company owned 142 properties totaling approximately 12.4 million square feet of commercial real estate, as well as 444 multi-family units, in 31 states, with a portfolio of approximately $2.4 billion in total assets. For additional information, please refer to www.inlanddiversified.com.

Forward-Looking Statements
This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appears,” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to any liquidity alternative being identified or consummated, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under “Risk Factors” in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.